CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the use in the Registration Statement of International Food Products Group, Inc. on Form S-8 relating to the registration of 7,000,000 common shares to be issued to certain outside consultants pursuant to the 2004 Auxiliary Compensation Plan for Outside Consultants of our Auditors' Report, dated October 26, 2004, on the balance sheets of International Food Products Group, Inc. as at June 30, 2004 and 2003, and the related statements of operations, statements of shareholders' deficit, and statements of cash flows for the years ended June 30, 2004 and 2003.


/s/ Kelly & Company
Kelly  &  Company
Costa  Mesa,  California
December 6, 2004